EXHIBIT 99.1 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:

INVESTOR CONTACT:	MEDIA CONTACT:
GenVec, Inc.	Tiberend Strategic Advisors, Inc.
Danielle DiPirro	Andrew Mielach
(301) 944-1877	(212) 827-0020
ddipirro@genvec.com	amielach@tiberendstrategicadvisors.com

GENVEC REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

GAITHERSBURG, MD – November 5, 2009 – GenVec, Inc. (NASDAQ: GNVC) today announced its financial results for the third quarter ended September 30, 2009. GenVec reported a net loss of $3.6 million ($0.04 per share) for the three months ended September 30, 2009 compared to a net loss of $6.8 million ($0.08 per share) in the comparable quarter of 2008. For the nine months ended September 30, 2009, GenVec’s net loss was $14.1 million ($0.15 per share), compared to a net loss of $19.6 million ($0.24 per share) for the nine months ended September 30, 2008.

Revenues for the three-month and nine-month periods ended September 30, 2009 were $2.9 million and $10.5 million, respectively, compared to revenues of $4.2 million and $11.8 million in the comparable prior year periods. For each period in 2009 we experienced decreased revenue under the FMD program due mainly to the scope of work performed compared to the prior year periods. We also had lower revenue under the malaria program for the nine-month period ended September 30, 2009 due mainly to the work performed under the new contract which did not begin until the second quarter of 2009.  The decreases noted above were offset by an increase in revenue associated with our HIV program in the nine-month period ended September 30, 2009 due mainly to increased research, assay, and process development efforts as compared to the comparable prior year period.

Operating expenses were $6.5 million and $24.3 million for the three-month and nine-month periods ended September 30, 2009, respectively, representing decreases of 42 percent and 24 percent as compared to $11.2 million and $32.0 million in the comparable prior year periods. The decrease in both periods is primarily due to lower personnel costs, professional fees, reduced patient, site, lab, data management, monitoring and materials costs related to our TNFerade™ program, reduced materials costs related to our funded programs, and reduced general lab materials and supplies.

GenVec ended the third quarter of 2009 with $14.2 million in cash and investments.

“Based on existing contracts and collaborations, we anticipate revenues for 2009 will be between $14.0 million and $16.0 million. We project our cash burn to be between $12.0 million and $14.0 million for the 12 months ending September 30, 2010 although our spending will be heavily influenced by the availability of capital,” commented Douglas J. Swirsky, GenVec’s Senior Vice President and Chief Financial Officer. “Our primary focus remains on TNFerade and the PACT trial and we look forward to sharing additional data from this pivotal trial next year.”

Third Quarter and Recent Highlights

•	GenVec has enrolled 277 patients in the pivotal PACT trial as of October 31, 2009.

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GenVec’s lead product candidate, TNFerade, was granted orphan drug designation by the FDA. Orphan drug designation provides potential financial and regulatory incentives including study design assistance, waiver of FDA user fees, tax credits, and up to seven years of market exclusivity upon marketing approval.

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GenVec signed a contract with the SAIC for the development of influenza and HIV vaccines in support of the Vaccine Research Center (VRC) of the National Institute of Allergy and Infectious Disease (NIAID), part of the National Institutes of Health (NIH). This four-year contract has a total value of over $22 million if all options are exercised. Over the next year, GenVec will receive approximately $2.6 million under the base year of the contract.

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GenVec was awarded an approximately $2.5 million Small Business Innovation and Research (SBIR) grant from the NIH to support the development of novel cell lines capable of producing vaccine vectors based on different human serotype groups and encoding inhibitory antigens.

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GenVec announced that the NIAID executed the third option period (year four) under a previously announced, five-year contract with GenVec for the production of HIV vaccines. GenVec will receive up to $2.3 million in fourth-year funding to support the generation of HIV vaccine candidates.

•	GenVec strengthened its cash position by raising $6.0 million from a single institutional investor. Proceeds of this transaction, net of offering costs, totaled $5.6 million.

•	GenVec was awarded a SBIR grant, valued at approximately $300,000, from the National Cancer Institute of the NIH to support the research of a new approach to treating metastatic cancer.

Conference Call Information

GenVec will hold a conference call at 10:00 a.m. EDT on Friday, November 6, 2009 to discuss the Company’s third quarter results. To listen to the live conference call, please dial 888-679-8040 (U.S. or Canada) or 617-213-4851 (international) and use access code 35178683. Participants may pre-register for the call anytime at: https://www.theconferencingservice.com/prereg/key.process?key=PPCBK3H6R. Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference. An audio replay of the conference call will be available starting at 1:00 p.m. on November 6, 2009 through November 12, 2009. To listen to the audio replay, dial 888-286-8010 (U.S. or Canada) or 617-801-6888 (international) and use access code 28987203.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec

GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. TNFerade has also been and is currently being evaluated for its potential use in the treatment of several other cancers, including esophageal cancer, rectal cancer, and head and neck cancer. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, influenza, respiratory syncytial virus (RSV), and HSV-2. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to certain of our product candidates being in early stages of development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

 (Tables to Follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$2,926	$4,205	$10,502	$11,797

Operating expenses:
Research and development	4,774	9,545	19,159	25,594
General and administrative	1,719	1,701	5,102	6,430
Total operating expenses	6,493	11,246	24,261	32,024

Loss from operations	(3,567)	(7,041)	(13,759)	(20,227)
Interest income	2	183	37	600
Interest expense, net	3	56	(62)	8
Other	--	(37)	(268)	(30)
Net loss	$(3,562)	$(6,839)	$(14,052)	$(19,649)

Basic and diluted loss per share	$(0.04)	$(0.08)	$(0.15)	$(0.24)

Shares used in computing basic and diluted net loss per share	101,001	88,422	93,953	80,884

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
Cash and investments	$14,230	$17,357
Working capital	10,753	11,728
Total assets	16,513	22,767
Stockholders’ equity	11,608	13,091

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